Exhibit 10.1

DTS, INC.

DIRECTOR CONFIDENTIALITY AGREEMENT

This Director Confidentiality Agreement (this “Agreement”) is made and entered into as of                          , by and between DTS, Inc., a Delaware corporation (the “Company”) and                             (the “Director”).

1.             Confidential Information.

1.1           Definition of Confidential Information.  “Confidential Information” as used in this Agreement shall mean any Confidential Company Information and any Board Information.  “Confidential Company Information” is any and all technical and non-technical information including or relating to financial information and projections, business strategies and plans, potential mergers or acquisitions, or the sale of Company assets or subsidiaries, major partnering agreements, commercial contracts and relationships, employees, officers and directors, litigation (whether actual or threatened), intellectual property, trade secrets, and proprietary information, techniques, know-how, processes, apparatus, equipment, and the current, future and proposed business, products and services of the Company, its suppliers and customers, including, without limitation, its respective information concerning research, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.  Confidential Company information also includes information that, if disclosed, may be useful to the Company’s competitors or harmful to the Company, its customers, suppliers and partners.  “Board Information” includes information acquired in connection with the Director’s role as a director to the Company, whether through board meetings, deliberations or discussions among or between directors, Company employees or agents, or relating to board dynamics generally, and includes proprietary or confidential information of any third party who may disclose such information to the Company or the Director in the course of the Company’s business.

1.2           Nondisclosure and Nonuse Obligations.  The Director will use Confidential Information solely for the benefit of the Company.  The Director agrees that the Director shall exercise reasonable care to protect the Confidential Information.  The Director will not disclose the Confidential Information to any party outside the Company, including principals or employees of any business entity that employs the Director or that has sponsored the Director’s election to the board.  The Director will immediately give notice to the Company of any unauthorized use or disclosure of the Confidential Information.  The Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.  Additional obligations on the use or disclosure of Confidential Information include:

(a)           Designated Spokespersons.  The Company has designated the Company’s Chief Executive Officer and Chief Financial Officer as the sole spokespersons for the Company (the “Company Spokespersons”).  Unless authorized by the Chief Executive Officer or the Board of Directors, the Director is not authorized to speak or comment (verbally or in writing, including via the Internet) on behalf of the Company with respect to company business, corporate actions affecting the Company, Board Information or rumors relating to the Company.  Therefore, if the Director receives any inquiry from a third party (whether a securities analyst, a member of the media or other person) regarding the Company, the Director must immediately refer the inquiry to one of the Company Spokespersons without further comment.

(b)           Rumors and Speculation.  The Director may not comment, affirmatively or negatively, on rumors, unless specifically authorized to do so by a Company Spokesperson.  This obligation also applies to rumors on the Internet.  Accordingly, the Director may not comment on market speculation concerning potential mergers, acquisitions or divestitures, or other future business activities or events.

(c)           Participation in Internet Forums Regarding Company Information.  The Director is prohibited from participating in discussions in newsgroups, social networks, chat rooms, bulletin boards or other Internet forums regarding the Company, its business or it securities, and prohibited from posting messages about the Company or its securities in such forums, whether under actual or a fictitious name.

1.3           Exclusions from Nondisclosure and Nonuse Obligations.  The Director’s obligations under Section 1.2 with respect to any portion of Confidential Information shall not apply to any information that (a) was in the public domain at or subsequent to the time it was communicated to the Director by the disclosing party through no fault of the Director, (b) was rightfully in the Director’s possession free of any obligation of confidence at or subsequent to the time it was communicated to the Director by the disclosing party, or (c) is being disclosed by the Director in response to a valid order by a court or other governmental body, or otherwise as required by law, or as necessary to establish the rights of either party under this Agreement.

2.             Compliance with Company Policies.  During and following the term of the Director’s service on the Company’s Board of Directors, the Director shall, and shall cause his affiliates to, comply with and be bound by the terms of the Company’s Securities Laws and Insider Trading Policy in effect as of the date hereof.  During the term of the Director’s service on the Company’s Board of Directors, the Director shall comply with and be bound by the terms of the Company’s Code of Conduct, Code of Ethics, Corporate Governance Guidelines and other Company policies, each in effect as of the date hereof, as these policies also address the use and disclosure of Confidential Information.

3.             Breaches.  The Director’s obligations under this Agreement are of a unique character that gives them particular value, and breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law.  Accordingly, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including, in the case of gross negligence, recklessness or willful misconduct only, monetary damages if appropriate, unless such breach is caused by actions reasonably believed by the Director, based on advice of competent counsel, to be consistent with the fiduciary duties owed by such Director to the Company and its stockholders).  In addition, notwithstanding any other agreement between the Company and the Director, or the certificate of incorporation or bylaws of the Company, in no case shall the Company be obligated to indemnify the Director for, or shall the Director accept indemnification with respect to, any damages resulting from a breach of this Agreement as a result of gross negligence, recklessness or willful misconduct, unless such breach is caused by actions reasonably believed by the Director, based on advice of competent counsel, to be consistent with the fiduciary duties owed by such Director to the Company and its stockholders.

4.             Miscellaneous.

4.1           Fiduciary Duties.  The terms of this Agreement do not in any way diminish, limit or detract from those fiduciary duties the Director owes to the Company and its stockholders as a director of the Company or otherwise.

4.2           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing.

4.3           Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Delaware, as such laws are applied to agreements entered into and to be performed entirely within Delaware between Delaware residents.

4.4           Severability.  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

4.5           Waiver.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

4.6           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

4.7           Entire Agreement; No Third-Party Beneficiaries.  This Agreement is the entire agreement between the parties concerning its subject matter, supersedes all prior agreements and understandings, whether or not written, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DTS, INC.

By:
Name: Jon Kirchner
Title: Chairman & Chief Executive Officer

DIRECTOR

Signature

Name:

[Signature Page to Director Confidentiality Agreement]